Frame Agreement regarding Purchases
                              and Investment Grant

between

Novoste Corporation
4350/C International Boulevard
Norcross, GA 30093/3027

represented by the president and CEO Thomas D.Weldon

hereinafter
                                                                    - customer -

and

der Bebig Isotopentechnik und Umweltdiagnostik GmbH
Robert-Rossel-Stra(beta)e 10, 13125 Berlin

represented by the managing director Dr. Andreas Eckert

hereinafter
                                                                    - supplier -


                                    Preamble

1. The customer produces medical appliances and has developed a catheter for the inhibition and prevention of proliferative responses of a vessel or duct to interventional therapy ("Restenosisgerat").

2. The supplier produces radioactive strontium 90-sources (Bebig product code Sr.O. SO3), which are applicable to the "Restenosisgerat". These isotopes are subject of the following supply contract. They are being delivered in units as "seed-train".
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                                      -2-


3. On November 28, 1994 the parties concluded a frame agreement, part of which among other things was the delivery of seed-trains, which are subject of this contract of sale. This frame agreement remains valid except where otherwise provided in the present contract. On August 22, 1995 the parties concluded an option contract. This contract also remains valid.

                                       I.
                           Contract concerning Grants

                                      ss. 1
                                Payment Liability

1. The customer pays a monthly investment grant amounting to 100.000,- DM, i.e. a total of 1.5 DM million, on the next 15 months following the signing of this contract.

2. The customer remits this investment grant until the third day of each month to the account no. 0000424648 with the Commerzbank, Bankleitzahl 120 400 00.

                                      ss. 2
                                  Use of Grants

1. The grant will be used for the building of a production site in Berlin for the product to be supplied, namely radioactive strontium-90 seed-trains. To this end the supplier will rent a part of building which will exclusively be used for the production of the said product; he will then effect the necessary renovation works and supply this part of a building with the production machinery required. The machinery should guarantee a capacity of at least * seed-trains per year by December 31, 1997.

2. The supplier agrees not to pledge, hypothecate, encumber or sell the assets purchased with the grant in any way. The part of the building rented and all the equipment


* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.
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                                      -3-


     purchased with the grant specified in ss. 1 shall be used exclusively for the production of materials as stated in this contract for the sole benefit of the customer. No other companies products are to be manufactured with the equipment purchased through the grant, neither are products for other companies to be manufactured in the same part of the building. The supplier will make sure that all approvals necessary to use the part of the building for the production of radioactive materials will be assigned.

3. The rental contract must state explicitly that the production site will be used as a radioactivity laboratory (C-laboratory). The rental contract for the part of the building must also hold a provision stating that the lease maybe assigned to third parties.

                                      ss. 3
                        Time Schedule for the Investments

1. According to ss. 2 the investments are effected in adherence with the following time schedule:

     Leasing a suitable building                  until February 1, 1997
     Renovation of the building
     including installation of a laser            until May 1, 1997
     Obtaining the necessary authorizations       until October 1, 1997
     Start of production                          December 31, 1997

2. The supplier will produce * seed-trains in 1997 as specified in ss. 10. These seed-trains may be produced in another production site until the new facilities are operative. Starting in 1998 the new production site must have an annual capacity of at least * pieces.

3. The supplier has to inform the customer immediately if he cannot adhere to the above time schedule. In case of delays of more than one month the customer is entitled to stop the investment grants until the next step of investment is realised.


* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.

                                      ss. 4
                              Repayment Obligation

If the machinery is not put into operation by December 31, 1997 the customer is entitled to claim for repayment of the total amount of investment grants paid so far, plus 5 % interest. This repayment obligation must take into account that the value of the equipment purchased through the grant is reduced each year by 20% starting in 1998 to reflect the passage of time.

                                      ss. 5
                       Information and Controlling Rights

1. The supplier is obliged to account quarterly for the use of the funds received and for the progress of the investments. For this purpose he has to give written proof to the customer of the funds used, their purpose, the recipient of the funds as well as their date of payment.

2. The customer may appoint an independent certified public accountant to verify the above costs by auditing the account books and other documents of the supplier.

3. The supplier has to draw up a register indicating the number and the type of the production machinery; this register has to represent the actual state by the end of the last month in question.

                                      ss. 6
                                    Insurance

The supplier is obliged to conclude all appropriate, customary and necessary insurances for the continuance of the production site including a business interruption insurance (use and occupancy insurance). The insurance sum must be corresponding to the sale value of the respective production volume, at least * US-$. Beneficiary of insurance must be the customer. The respective insurance policy must be delivered to the customer within one month after the first payment according to I ss. 1.1. If the insurance contract can not provide such a condition the supplier assigns all claims and benefits from the insurance to the customer irrevocably by this contract. The customer hereby declares the acceptance of this assignment.

                                      ss. 7
                       Crediting against Purchasing Price

The parties of this contract concluded an option contract as of August 22, 1995; which grants a seven years option for the customer to buy all of the supplier's tangible and intangible assets including customers' lists, instructions, patents and licences, which are used or can be used for the production of isotopes. The purchasing price amounts to 5 million US-$. If the customer makes use of this option, the investment grant agreed upon within this contract amounting to 1.5 million DM will be credited against the purchasing price. This option is also granted for any existing or future subsidiary of the customer.


* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.

                                       II.
                              Frame Supply Contract

                                      ss. 8
                             Quantity to be supplied

1. The customer has a supposed demand of isotopes of approx. * seed-trains in 1997 and approx. * seed-trains in each of the following years.

2. The supplier hereby takes over the obligation to cover the annual need up to the amount mentioned above, upon receipt of order from the customer; delivery can be effected in parts. The customer, however, is not obliged to accept the delivery unless formally ordered.

                                      ss. 9
                                      Price

The price of the first * seed-trains per year is * per seed-train ex works. This price is binding until December 31, 2000. Prices can be negotiated for any seed-train ordered beyond the quantity of * per year after December 31, 1997. The customer is also entitled to negotiate new prices if this agreement inhibits a marketing of the product with a price able to meet the competition. From January 1 1998 on prices of units exceeding the amount of * per year are subject to negotiation.

After December 31, 2000 the parties agree upon a new price. Prices will only increase if the supplier gives proof of circumstances that justify such an increase.

* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.
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                                       -7-


                                     ss. 10
                                Terms of Delivery

1. Delivery is effected upon ordering the partial quantity in question; the delivery period should be six months following receipt of order. The supplier is obliged to observe the quality standard as attached to the customers orders.

2.   The parties have agreed on the following delivery schedule for 1997:

     4 seed-trains per week starting on January 1997 until a quantity of * is received.

3. Should the supplier fall behind his delivery schedule by more than 15 %, the customer shall have the right to withhold the monthly investment grant specified in I. ss. 1 until such a time that the supplier is back on schedule.

4. Should it be established that the supplier will not be able to resume the delivery of the products, which is presumed to be the case if delivery has been discontinued for a period longer than 6 months, the customer is entitled to a claim for repayment of the total amount of investment grants paid so far according to I. ss. 4. This clause is not valid if the discontinuation of delivery is due to an omission of orders.

5. All prices are ex works Berlin. With shipment, all property rights and all risks of ownership are passed to the customer. The containers necessary for shipment of the isotopes will be provided by the customer at his own cost.



                                     ss. 11
                                     Payment

Payment has to be effected within two weeks after the customer has received an invoice from supplier and should be made to an account of the supplier with a bank in Germany.


* Denotes confidential portions of this agreement that have been omitted and filed separately with the Securities and Exchange Commission.

                                     ss. 12
                                  Cancellation

1. The frame supply contract is firm until November 30, 2000. After that date it can be cancelled regularly requiring a six months notice by the end of each calendar year.

2. Notwithstanding this, the parties are entitled to give notice to quit for cause.

3. If the supplier gives notice to quit for cause for a reason outside the customer's range of responsibility, or if the customer gives notice to quit for cause for a reason within the suppliers range of possibility, the supplier is obliged to repay the investment grant according to I. ss. 4.

4. The frame supply contract terminates if the customer makes use of its option right according to I. ss. 7. Partial deliveries ordered until the day the customer exercises its option right, still have be delivered and paid in accordance with this contract.


                                     ss. 13
                                   Exclusivity

By frame contract dated November 28, 1994 the parties have agreed that Novoste is not to purchase, lease or otherwise acquire directly or indirectly a radioactive source of like isotope for use in the treatment of restenosis from any other supplier or party.

This obligation of the customer is replaced by the following:

The customer agrees not to buy more than 30 % of the annual requirement according to ss. 8 of this contract from a third party. The customer is obliged to inform the supplier immediately after such an order is placed. The supplier remains not entitled to deliver to any other party.

                                      III.
                               General Conditions

                                     ss. 14
                     Governing Law and Place of Jurisdiction

German law has to be applied to this contract. All disputes arising in connection with the present contract shall be finally settled under the rules of conciliation and arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.

                                     ss. 15
                           General Business Conditions

Neither the customer's selling conditions nor the supplier's delivery conditions can be applied to this frame contract and to the single orders effected accordingly.

                                     ss. 16
                                  Modifications

All modifications and additions to this contract shall be in writing. This also applies to this condition.

                                     ss. 17
                               Invalid Conditions

If single conditions of this contract become invalid, this does not affect the remaining conditions. The invalid condition then has to be replaced by a condition which best matches its economic and legal purpose.

Norcross, the ..............                Berlin, the .............


------------------------                    ------------------------
Novoste Corporation                         Bebig Isotopentechnik und
                                            Umweltdiagnostik GmbH